Filed Pursuant to Rule 433

Registration No. 333-281802

Final Term Sheet

September 8, 2025

Pricing Term Sheet

THE HOME DEPOT, INC.

$500,000,000 3.750% Notes due 2028 (the “2028 Notes”)
$500,000,000 3.950% Notes due 2030 (the “2030 Notes”)
$1,000,000,000 4.650% Notes due 2035 (the “2035 Notes”)
(collectively, the “Notes”)

Issuer:	The Home Depot, Inc.
Expected Ratings (Moody’s / S&P / Fitch)*:	A2 / A / A (Stable outlook for all)
Trade Date:	September 8, 2025
Settlement Date**:	September 15, 2025; T+5
Joint Book-Running Managers:	J.P. Morgan Securities LLC BofA Securities, Inc. Barclays Capital Inc. Deutsche Bank Securities Inc. Wells Fargo Securities, LLC
Co-Managers:

BNY Mellon Capital Markets, LLC

Citigroup Global Markets Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

Mizuho Securities USA LLC

Morgan Stanley & Co. LLC

RBC Capital Markets, LLC

Siebert Williams Shank & Co. LLC

TD Securities (USA) LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Title of Securities:	3.750% Notes due 2028	3.950% Notes due 2030	4.650% Notes due 2035
Principal Amount:	$500,000,000	$500,000,000	$1,000,000,000
Maturity Date:	September 15, 2028	September 15, 2030	September 15, 2035
Treasury Benchmark:	3.625% due August 15, 2028	3.625% due August 31, 2030	4.250% due August 15, 2035
Benchmark Yield:	3.473%	3.580%	4.059%

Spread to Benchmark:	30 bps	45 bps	63 bps
Reoffer Yield:	3.773%	4.030%	4.689%
Price to Public:	99.935%	99.641%	99.691%
Coupon:	3.750% per annum	3.950% per annum	4.650% per annum
Interest Payment Dates:	Semi-annually on each March 15 and September 15, commencing on March 15, 2026.	Semi-annually on each March 15 and September 15, commencing on March 15, 2026.	Semi-annually on each March 15 and September 15, commencing on March 15, 2026.
Optional Redemption:	Prior to August 15, 2028, make-whole call at T+5 bps. Par call on and after August 15, 2028	Prior to August 15, 2030, make-whole call at T+10 bps. Par call on and after August 15, 2030	Prior to June 15, 2035, make-whole call at T+10 bps. Par call on and after June 15, 2035
Day Count Convention:	30/360	30/360	30/360
CUSIP / ISIN:	437076 DH2 / US437076DH27	437076 DJ8 / US437076DJ82	437076 DK5 / US437076DK55

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) J.P. Morgan Securities LLC collect at 1-212-834-4533, (ii) BofA Securities, Inc. toll-free at 1-800-294-1322, (iii) Barclays Capital Inc. toll-free at 1-888-603-5847, (iv) Deutsche Bank Securities Inc. at 1-800-503-4611 or (v) Wells Fargo Securities, LLC toll-free at 1-800-645-3751.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: The Issuer expects to deliver the Notes against payment for the Notes on the fifth business day following the date of the pricing of the Notes (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, investors who wish to trade Notes prior to one business day before delivery of the Notes will be required, by virtue of the fact that the Notes initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.